Exhibit 99.1

CrossAmerica Partners LP Reports Second Quarter 2025 Results

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Reported Second Quarter of 2025 Net Income of $25.2 million, Adjusted EBITDA of $37.1 million and Distributable Cash Flow of $22.4 million compared to Net Income of $12.4 million, Adjusted EBITDA of $42.6 million and Distributable Cash Flow of $26.1 million for the Second Quarter of 2024
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Reported Second Quarter of 2025 Gross Profit for the Retail Segment of $76.1 million compared to $76.6 million of Gross Profit for the Second Quarter of 2024 and Second Quarter of 2025 Gross Profit for the Wholesale Segment of $24.9 million compared to $28.1 million of Gross Profit for the Second Quarter of 2024
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Leverage, as defined in the CAPL Credit Facility, was 3.65 times as of June 30, 2025, compared to 4.36 times as of December 31, 2024
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The Distribution Coverage Ratio for the Second Quarter of 2025 was 1.12 times compared to 1.30 times for the Second Quarter of 2024
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The Board of Directors of CrossAmerica's General Partner declared a quarterly distribution of $0.5250 per limited partner unit attributable to the Second Quarter of 2025

Allentown, PA August 6, 2025 – CrossAmerica Partners LP (NYSE: CAPL) (“CrossAmerica” or the “Partnership”), a leading wholesale fuels distributor, convenience store operator, and owner and lessor of real estate used in the retail distribution of motor fuels, today reported financial results for the second quarter ended June 30, 2025.

"Our second quarter results showed a meaningful improvement over the first quarter, although they remained below prior-year levels,” said Charles Nifong, President and CEO of CrossAmerica. “During the quarter, we completed several asset sales, reducing debt by more than $50 million and strengthening our balance sheet. These transactions also positioned our operating portfolio for long-term performance. While overall demand remains soft, our volume and store sales outpaced industry trends, reflecting the strength of our market position.”

Second Quarter Results

Consolidated Results

Key Operating Metrics	Q2 2025	Q2 2024
Net Income	$25.2M	$12.4M
Adjusted EBITDA	$37.1M	$42.6M
Distributable Cash Flow	$22.4M	$26.1M
Distribution Coverage Ratio: Current Quarter	1.12x	1.30x
Distribution Coverage Ratio: Trailing 12 Months	1.00x	1.32x

CrossAmerica reported an increase of $12.7 million in Net Income for the second quarter of 2025 compared to the second quarter of 2024, primarily driven by gains from asset sales, offset by a decline in Adjusted EBITDA year-over-year.

CrossAmerica recorded a net gain from asset sales and lease terminations of $28.4 million during the second quarter of 2025, compared to $5.6 million during the second quarter of 2024. This was offset by an increase of $4.9 million in depreciation, amortization and accretion expense, primarily due to impairment charges for the current quarter compared to the prior year period. Adjusted EBITDA declined by $5.5 million for the second quarter of 2025 compared to the prior year period, primarily due to a decline in fuel and rent gross profit and higher operating expenses. The year-over-year decline in Distributable Cash Flow and Distribution Coverage was primarily driven by the already listed factors, partially offset by a decline in interest expense due to a lower average interest rate and lower average outstanding debt balance resulting from applying proceeds from site sales during the period.

Retail Segment

Key Operating Metrics	Q2 2025	Q2 2024
Retail segment gross profit	$76.1M	$76.6M

Retail segment motor fuel gallons distributed	141.7M	143.0M
Same store motor fuel gallons distributed	127.8M	130.9M
Retail segment motor fuel gross profit	$38.8M	$39.3M
Retail segment margin per gallon, before deducting credit card fees and commissions	$0.370	$0.373

Same store merchandise sales excluding cigarettes*	$70.8M	$68.3M
Merchandise gross profit*	$30.5M	$29.8M
Merchandise gross profit percentage*	28.2%	28.3%

Operating Expenses	$50.8M	$48.6M
Retail Sites (end of period)	597	589

*Includes only company operated retail sites

For the second quarter of 2025, the retail segment generated a 1% decrease in gross profit compared to the second quarter of 2024, primarily due to a slight decrease in motor fuel gross profit.

The motor fuel gross profit for the retail segment declined $0.5 million or 1%, attributable to a 1% decrease in the margin per gallon for the three months ended June 30, 2025, as compared to the same period in 2024. In addition, volume decreased 1% with 141.7 million of retail fuel gallons distributed during the second quarter of 2025 compared to 143.0 million gallons for the second quarter of 2024. This volume decline was primarily driven by a decrease in the base business with same store retail segment volume decreasing 2%, offset by a net increase in segment site count year-over-year as a result of CrossAmerica’s continued class of trade optimization activities.

For the second quarter of 2025, CrossAmerica’s merchandise gross profit increased 2% when compared to the second quarter of 2024. Same store merchandise sales excluding cigarettes increased 4% for the second quarter of 2025 when compared to the second quarter of 2024. Merchandise gross profit percentage decreased slightly from 28.3% for the second quarter of 2024 to 28.2% for the second quarter of 2025. Merchandise gross profit also increased due to the transition of certain merchandise products from a commission basis to a gross profit model.

For the second quarter of 2025, operating expenses for the retail segment increased 5% primarily driven by a 5% increase in the average segment site count due to the conversion of certain lessee dealer sites to company operated and commission agent sites, partially offset by the sale of certain company operated and commission agent sites in connection with CrossAmerica's real estate rationalization effort.

Wholesale Segment

Key Operating Metrics	Q2 2025	Q2 2024
Wholesale segment gross profit	$24.9M	$28.1M
Wholesale motor fuel gallons distributed	179.2M	192.1M
Average wholesale gross margin per gallon	$0.085	$0.087

During the second quarter of 2025, CrossAmerica’s wholesale segment gross profit decreased 12% compared to the second quarter of 2024. This was driven by a decline in motor fuel and rent gross profit primarily due to the conversion of sites between segments. Motor fuel gross profit declined 9%, primarily driven by a 7% decrease in wholesale volume distributed. A substantial portion of the wholesale volume decline is attributable to the conversion of wholesale locations to retail locations; with the associated volume for these locations now reflected in CrossAmerica’s retail segment. A net loss of independent dealer contracts also contributed to the decline in wholesale volume, partially offset by the sale of certain company operated and commission agent sites with continued fuel supply, converting them into independent dealer locations. In addition, CrossAmerica's average fuel margin per gallon declined 2% for the second quarter of 2025 when compared to the same period of 2024 due to less favorable market conditions during the quarter compared to the prior year period, offset by improved product sourcing costs.

Divestment Activity

During the three months ended June 30, 2025, CrossAmerica sold 60 properties for $64.0 million in proceeds, resulting in a net gain of $29.7 million. Divestment activity during the quarter was focused on locations in the South Central and Mountain West regions of the United States, with additional targeted divestitures in the Northeast United States. CrossAmerica maintained a supply relationship with substantially all of the locations divested during the quarter post sale.

Liquidity and Capital Resources

As of June 30, 2025, CrossAmerica had $727.0 million outstanding under its CAPL Credit Facility. During the quarter, CrossAmerica paid down the balance on the CAPL Credit Facility from $778.0 million to $727.0 million. As of August 1, 2025, after taking into consideration debt covenant restrictions, approximately $200.7 million was available for future borrowings under the CAPL Credit Facility. Leverage, as defined in the CAPL Credit Facility, was 3.65 times as of June 30, 2025, compared to 4.36 times as of December 31, 2024. As of June 30, 2025, CrossAmerica was in compliance with its financial covenants under the credit facility.

Distributions

On July 23, 2025, the Board of the Directors of CrossAmerica’s General Partner (“Board”) declared a quarterly distribution of $0.5250 per limited partner unit attributable to the second quarter of 2025. As previously announced, the distribution will be paid on August 14, 2025, to all unitholders of record as of August 4, 2025. The amount and timing of any future distributions is subject to the discretion of the Board as provided in CrossAmerica’s Partnership Agreement.

Conference Call

The Partnership will host a conference call on August 7, 2025, at 9:00 a.m. Eastern Time to discuss the second quarter of 2025 earnings results. The conference call numbers are 800-990-4333 or 646-769-9600 and the passcode for both is 280060. A live audio webcast of the conference call and the related earnings materials, including reconciliations of any non-GAAP financial measures to GAAP financial measures and any other applicable disclosures, will be available on that same day on the investor section of the CrossAmerica website (www.crossamericapartners.com). After the live conference call, an archive of the webcast will be available on the investor section of the CrossAmerica site at https://caplp.gcs-web.com/webcasts-presentations within 24 hours after the call for a period of sixty days.

Non-GAAP Measures and Same Store Metrics

Non-GAAP measures used in this release include EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio. These Non-GAAP measures are further described and reconciled to their most directly comparable GAAP measures in the Supplemental Disclosure Regarding Non-GAAP Financial Measures section of this release.

Same store fuel volume and same store merchandise sales include aggregated individual store results for all stores that had fuel volume or merchandise sales in all months for both periods within the same segment. Same store merchandise sales excludes other revenues such as lottery commissions and car wash sales. Certain merchandise products have been transitioned from a scan-based trading model (whereby a third party owns the inventory and CrossAmerica records a commission in other revenues) to a gross profit model (whereby CrossAmerica owns the inventory and records merchandise sales and cost of sales). Same store merchandise sales for the three and six months ended June 30, 2024, was adjusted to gross it up for the sales that would have been recorded had CrossAmerica been on the gross profit model in the prior year.

CROSSAMERICA PARTNERS LP

CONSOLIDATED BALANCE SHEETS

(Thousands of Dollars, except unit data)

	June 30,	December 31,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$9,717	$3,381
Accounts receivable, net of allowances of $671 and $757, respectively	32,370	31,603
Accounts receivable from related parties	853	634
Inventory	59,022	63,169
Assets held for sale	14,076	8,994
Current portion of interest rate swap contracts	2,084	2,958
Other current assets	7,197	8,091
Total current assets	125,319	118,830
Property and equipment, net	586,579	656,300
Right-of-use assets, net	124,670	136,430
Intangible assets, net	69,029	77,242
Goodwill	99,409	99,409
Deferred tax assets	1,910	1,001
Interest rate swap contracts, less current portion	352	5,133
Other assets	21,202	20,380
Total assets	$1,028,470	$1,114,725

LIABILITIES AND EQUITY
Current liabilities:
Current portion of debt and finance lease obligations	$3,369	$3,266
Current portion of operating lease obligations	34,055	35,065
Accounts payable	73,199	73,986
Accounts payable to related parties	7,052	7,729
Current portion of interest rate swap contracts	252	—
Accrued expenses and other current liabilities	25,400	24,044
Motor fuel and sales taxes payable	18,804	18,756
Total current liabilities	162,131	162,846
Debt and finance lease obligations, less current portion	722,694	763,932
Operating lease obligations, less current portion	95,256	106,296
Deferred tax liabilities, net	6,024	7,424
Asset retirement obligations	46,215	48,251
Interest rate swap contracts, less current portion	2,207	311
Other long-term liabilities	48,093	50,448
Total liabilities	1,082,620	1,139,508

Commitments and contingencies (Note 10)

Preferred membership interests	30,338	28,993

Equity:
Common units— 38,097,513 and 38,059,702 units issued and outstanding at June 30, 2025 and December 31, 2024, respectively	(84,316)	(61,371)
Accumulated other comprehensive (loss) income	(172)	7,595
Total equity	(84,488)	(53,776)
Total liabilities and equity	$1,028,470	$1,114,725

CROSSAMERICA PARTNERS LP

CONSOLIDATED STATEMENTS OF OPERATIONS

(Thousands of Dollars, Except Unit and Per Unit Amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Operating revenues (a)	$961,925	$1,133,355	$1,824,400	$2,074,903
Costs of sales (b)	860,933	1,028,593	1,633,594	1,888,793
Gross profit	100,992	104,762	190,806	186,110

Operating expenses:
Operating expenses (c)	57,949	55,825	116,823	107,853
General and administrative expenses	6,577	7,892	14,249	14,730
Depreciation, amortization and accretion expense	23,334	18,446	49,638	37,167
Total operating expenses	87,860	82,163	180,710	159,750
Gain (loss) on dispositions and lease terminations, net	28,365	5,578	33,402	(11,228)
Operating income	41,497	28,177	43,498	15,132
Other income, net	136	158	266	407
Interest expense	(12,569)	(14,208)	(25,413)	(24,749)
Income (loss) before income taxes	29,064	14,127	18,351	(9,210)
Income tax expense (benefit)	3,896	1,703	298	(4,094)
Net income (loss)	25,168	12,424	18,053	(5,116)
Accretion of preferred membership interests	680	672	1,345	1,329
Net income (loss) available to limited partners	$24,488	$11,752	$16,708	$(6,445)

Net earnings (loss) per common unit
Basic	$0.64	$0.31	$0.44	$(0.17)
Diluted	$0.64	$0.31	$0.44	$(0.17)

Weighted-average common units:
Basic	38,097,513	38,027,194	38,085,815	38,010,739
Diluted	39,545,478	38,199,490	38,260,908	38,010,739

Supplemental information:
(a) includes excise taxes of:	$82,903	$82,394	$156,253	$153,106
(a) includes rent income of:	15,459	17,855	32,661	37,021
(b) excludes depreciation, amortization and accretion
(b) includes rent expense of:	4,923	5,192	9,818	10,611
(c) includes rent expense of:	4,631	4,497	9,242	8,439

CROSSAMERICA PARTNERS LP

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Thousands of Dollars)

	Six Months Ended June 30,
	2025	2024
Cash flows from operating activities:
Net income (loss)	$18,053	$(5,116)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, amortization and accretion expense	49,638	37,167
Amortization of deferred financing costs	969	968
Credit loss expense	—	81
Deferred income tax benefit	(2,696)	(5,100)
Equity-based employee and director compensation expense	989	574
(Gain) loss on dispositions and lease terminations, net	(33,402)	11,228
Changes in operating assets and liabilities, net of acquisitions	4,146	(5,079)
Net cash provided by operating activities	37,697	34,723

Cash flows from investing activities:
Principal payments received on notes receivable	63	81
Proceeds from sale of assets	72,766	10,733
Capital expenditures	(21,958)	(11,411)
Lease termination payments to Applegreen, including inventory purchases	—	(25,517)
Net cash provided by (used in) investing activities	50,871	(26,114)

Cash flows from financing activities:
Borrowings under the Credit Facility	41,000	70,013
Repayments on the Credit Facility	(81,500)	(36,500)
Payments of finance lease obligations	(1,604)	(1,513)
Payments of deferred financing costs	—	(74)
Distributions paid on distribution equivalent rights	(146)	(130)
Distributions paid on common units	(39,982)	(39,905)
Net cash used in financing activities	(82,232)	(8,109)
Net increase in cash and cash equivalents	6,336	500

Cash and cash equivalents at beginning of period	3,381	4,990
Cash and cash equivalents at end of period	$9,717	$5,490

Segment Results

Retail

The following table highlights the results of operations and certain operating metrics of the Retail segment (in thousands, except for the number of retail sites and per gallon amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Gross profit:
Motor fuel	$38,789	$39,289	$69,970	$65,326
Merchandise	30,506	29,849	55,419	51,292
Rent	2,224	2,258	4,835	4,566
Other revenue	4,608	5,248	9,063	9,847
Total gross profit	76,127	76,644	139,287	131,031
Operating expenses	(50,828)	(48,631)	(102,532)	(91,762)
Operating income	$25,299	$28,013	$36,755	$39,269

Retail sites (end of period):
Company operated retail sites (a)	361	372	361	372
Commission agents (b)	236	217	236	217
Total retail sites	597	589	597	589

Total retail segment statistics:
Volume of gallons sold	141,683	143,016	268,216	264,733
Same store total system gallons sold(c)	127,775	130,923	224,622	231,950
Average retail fuel sites	603	576	600	545
Margin per gallon, before deducting credit card fees and commissions	$0.370	$0.373	$0.355	$0.343

Company operated site statistics:
Average retail fuel sites	368	365	367	340
Same store fuel volume(c)	89,590	91,708	153,572	158,390
Margin per gallon, before deducting credit card fees	$0.395	$0.397	$0.385	$0.365
Same store merchandise sales(c)	$97,045	$94,773	$148,117	$146,962
Same store merchandise sales excluding cigarettes(c)	$70,791	$68,267	$104,997	$102,079
Merchandise gross profit percentage	28.2%	28.3%	28.1%	28.2%

Commission site statistics:
Average retail fuel sites	235	211	233	205
Margin per gallon, before deducting credit card fees and commissions	$0.313	$0.315	$0.289	$0.292

(a) The decrease in the company operated site count was primarily attributable to the sale of certain company operated sites in connection with CrossAmerica's real estate rationalization effort, partially offset by the conversion of certain lessee dealer sites to company operated sites.

(b) The increase in the commission agent site count was primarily attributable to the conversion of certain lessee dealer sites to commission agent sites, partially offset by the sale of certain commission agent sites in connection with CrossAmerica's real estate rationalization effort.

(c) Same store fuel volume and same store merchandise sales include aggregated individual store results for all stores that had fuel volume or merchandise sales in all months for both periods. Same store merchandise sales excludes other revenues such as lottery commissions and car wash sales. Certain merchandise products have been transitioned from a scan-based trading model (whereby a third party owns the inventory and CrossAmerica records a commission in other revenues) to a gross profit model (whereby CrossAmerica owns the inventory and records merchandise sales and cost of sales). Same store merchandise sales for the three and six months ended June 30, 2024, was adjusted to gross it up for the sales that would have been recorded had CrossAmerica been on the gross profit model in the prior year.

Wholesale

The following table highlights the results of operations and certain operating metrics of the Wholesale segment (in thousands of dollars, except for the number of distribution sites and per gallon amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Gross profit:
Motor fuel gross profit	$15,165	$16,639	$30,928	$31,241
Rent gross profit	8,312	10,405	18,008	21,844
Other revenues	1,388	1,074	2,583	1,994
Total gross profit	24,865	28,118	51,519	55,079
Operating expenses	(7,121)	(7,194)	(14,291)	(16,091)
Operating income	$17,744	$20,924	$37,228	$38,988

Motor fuel distribution sites (end of period): (a)
Independent dealers (b)	639	618	639	618
Lessee dealers (c)	365	457	365	457
Total motor fuel distribution sites	1,004	1,075	1,004	1,075

Average motor fuel distribution sites	1,009	1,096	1,021	1,134

Volume of gallons distributed	179,241	192,111	342,159	376,136

Margin per gallon	$0.085	$0.087	$0.090	$0.083

(a) In addition, CrossAmerica distributed motor fuel to sub-wholesalers who distributed to additional sites.

(b) The increase in the independent dealer site count was primarily attributable to the sale of certain lessee dealer and commission agent sites but with continued fuel supply, partially offset by the net loss of independent dealer contracts.

(c) The decrease in the lessee dealer count was primarily attributable to the sale of certain lessee dealer sites in connection with CrossAmerica's real estate rationalization effort (generally with continued fuel supply, thereby converting the site to an independent dealer site) as well as the conversion of certain lessee dealer sites to company operated and commission agent sites.

Supplemental Disclosure Regarding Non-GAAP Financial Measures

CrossAmerica uses the non-GAAP financial measures EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio. EBITDA represents net income (loss) before deducting interest expense, income taxes and depreciation, amortization and accretion (which includes certain impairment charges). Adjusted EBITDA represents EBITDA as further adjusted to exclude equity-based compensation expense, gains or losses on dispositions and lease terminations, net and certain discrete acquisition related costs, such as legal and other professional fees, separation benefit costs and certain other discrete non-cash items arising from purchase accounting. Distributable Cash Flow represents Adjusted EBITDA less cash interest expense, sustaining capital expenditures and current income tax expense. The Distribution Coverage Ratio is computed by dividing Distributable Cash Flow by distributions paid on common units.

EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are used as supplemental financial measures by management and by external users of our financial statements, such as investors and lenders. EBITDA and Adjusted EBITDA are used to assess CrossAmerica’s financial performance without regard to financing methods, capital structure or income taxes and the ability to incur and service debt and to fund capital expenditures. In addition, Adjusted EBITDA is used to assess the operating performance of the Partnership’s business on a consistent basis by excluding the impact of items which do not result directly from the wholesale distribution of motor fuel, the leasing of real property, or the day to day operations of CrossAmerica’s retail site activities. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are also used to assess the ability to generate cash sufficient to make distributions to CrossAmerica’s unitholders.

CrossAmerica believes the presentation of EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio provides useful information to investors in assessing the financial condition and results of operations. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio should not be considered alternatives to net income or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio have important limitations as analytical tools because they exclude some but not all items that affect net income. Additionally, because EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio may be defined differently by other companies in the industry, CrossAmerica’s definitions may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following table presents reconciliations of EBITDA, Adjusted EBITDA, and Distributable Cash Flow to net income (loss), the most directly comparable U.S. GAAP financial measure, for each of the periods indicated (in thousands, except for the Distribution Coverage Ratio):

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net income (loss)	$25,168	$12,424	$18,053	$(5,116)
Interest expense	12,569	14,208	25,413	24,749
Income tax expense (benefit)	3,896	1,703	298	(4,094)
Depreciation, amortization and accretion expense	23,334	18,446	49,638	37,167
EBITDA	64,967	46,781	93,402	52,706
Equity-based employee and director compensation expense	176	369	989	574
(Gain) loss on dispositions and lease terminations, net (a)	(28,365)	(5,578)	(33,402)	11,228
Acquisition-related costs (b)	305	998	363	1,630
Adjusted EBITDA	37,083	42,570	61,352	66,138
Cash interest expense	(12,085)	(13,723)	(24,444)	(23,781)
Sustaining capital expenditures (c)	(2,550)	(1,926)	(5,271)	(3,568)
Current income tax expense (d)	(52)	(870)	(146)	(1,007)
Distributable Cash Flow	$22,396	$26,051	$31,491	$37,782
Distributions paid on common units	20,001	19,964	39,982	39,905
Distribution Coverage Ratio	1.12x	1.30x	0.79x	0.95x

(a) During the three and six months ended June 30, 2025, CrossAmerica recorded $29.7 and $35.2 million in net gains in connection with its ongoing real estate rationalization effort, partially offset by $1.3 and $1.8 million of net losses on lease terminations and asset disposals. During the three months ended June 30, 2024, CrossAmerica recorded a $6.5 million net gain in connection with its ongoing real estate rationalization effort, partially offset by $0.9 million of net losses on lease terminations and asset disposals, including non-cash write-offs of deferred rent income. During the six months ended June 30, 2024, CrossAmerica recorded a $16.0 million loss on lease terminations with Applegreen, including a $1.5 million non-cash write-off of deferred rent income. In addition, CrossAmerica recorded $1.7 million of other losses on lease terminations and asset disposals, including non-cash write-offs of deferred rent income. CrossAmerica also recorded a $6.5 million net gain in connection with its ongoing real estate rationalization effort.

(b) Relates to certain acquisition-related costs, such as legal and other professional fees, separation benefit costs and purchase accounting adjustments associated with recent acquisitions.

(c) Under the Partnership Agreement, sustaining capital expenditures are capital expenditures made to maintain CrossAmerica's long-term operating income or operating capacity. Examples of sustaining capital expenditures are those made to maintain existing contract volumes or to maintain the sites in conditions suitable to lease, such as parking lot or roof replacement/renovation, or to replace equipment required to operate the existing business.

(d) Excludes current income tax expense incurred on the sale of sites.

About CrossAmerica Partners LP

CrossAmerica Partners LP is a leading wholesale distributor of motor fuels, convenience store operator, and owner and lessor of real estate used in the retail distribution of motor fuels. Its general partner, CrossAmerica GP LLC, is indirectly owned and controlled by entities affiliated with Joseph V. Topper, Jr., the founder of CrossAmerica Partners and a member of the board of the general partner since 2012. Formed in 2012, CrossAmerica Partners LP is a distributor of branded and unbranded petroleum for motor vehicles in the United States and distributes fuel to approximately 1,600 locations and owns or leases more than 1,000 sites. With a geographic footprint covering 34 states, the Partnership has well-established relationships with several major oil brands, including ExxonMobil, BP, Shell, Marathon, Valero, Phillips 66 and other major brands. CrossAmerica Partners LP ranks as one of ExxonMobil’s largest distributors by fuel volume in the United States and in the top 10 for additional brands. For additional information, please visit www.crossamericapartners.com.

Contact

Investor Relations: Randy Palmer, rpalmer@caplp.com or 610-625-8000

Cautionary Statement Regarding Forward-Looking Statements

Statements contained in this release that state the Partnership’s or management’s expectations or predictions of the future are forward-looking statements. The words “believe,” “expect,” “should,” “intends,” “estimates,” “target” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see CrossAmerica’s Form 10-K or Forms 10-Q filed with the Securities and Exchange Commission, and available on CrossAmerica’s website at www.crossamericapartners.com. The Partnership undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.